EXHIBIT 10.3

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This bill of sale and assignment and assumption agreement is entered into on April 23th, 2018, between VNUE, Inc., a Nevada corporation (the “Buyer”), and MusicPlay Analytics, LLC (d/b/a Soundstr, an Ohio LLC. (the “Seller”).

The Seller owns and operates a business known as MusicPlay Analytics (a.k.a. “Soundstr”, the “Business”).

The Seller has agreed to sell and the Buyer has agreed to purchase the Purchased

Assets (as defined below).

Seller has agreed to join in this agreement for the purpose of making certain representations and agreements, and is fully authorized to do so.

Therefore, the parties agree as follows:

1. Sale of the Purchased Assets; Assumption of the Assumed Contracts; Excluded Assets.

(a) Subject to the provisions set forth in this agreement, as of midnight at the beginning of the date of this agreement (the “Effective Time”), the Seller hereby sells, conveys, assigns, and transfers to the Buyer all of Seller’s right, title and interest in, to and under the assets set forth on Schedule 1 to the extent that such assets exist as of the Effective Time and exclusively relate to the Business (the “Purchased Assets”) free and clear of any and all liens and encumbrances, and the Buyer hereby accepts the sale, conveyance, assignment, and transfer of the Purchased Assets and assumes the Buyer’s obligations under the contracts listed on Schedule 1 (the “Assumed Contracts and Obligations”).

(b) Other than the Purchased Assets, the Buyer expressly understands and agrees that it is not purchasing or acquiring, and the Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Purchased Assets.

2. No Other Assumption of Liabilities. Except for obligations and liabilities arising from or related to the Purchased Assets and Assumed Contracts and Obligations listed on Schedule 1 arising after the Effective Time, the Buyer does not assume any obligation or liability of the Seller arising out of or related to the Business or the Purchased Assets arising prior to the Effective Time, and the Seller will continue to be liable for any and all liabilities of the Seller other than the Assumed Contracts and Obligations noted in Schedule 1. The Buyer does not assume any liability under the Assumed Contracts and Obligations arising before the Effective Time. Notwithstanding anything else herein to the contrary, the Seller will not be responsible for any liability that arises from the Buyer’s utilization of the Purchased Assets after the Effective Time, or issues that arose before the Effective Time but were not remedied.

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3. Purchase Price. The purchase price of the Assets is as follows: 2,275,000 (two- million, two-hundred and seventy-five thousand) shares of VNUE common stock, issued to Soundstr designees within 10 business days of Effective Time; and VNUE will pay via cash or other settlement means $234,487,19, with a margin of error of + or – 5%, of Soundstr’s debt as listed on Exhibit B of Schedule 1 within 60 days of closing (the “Purchase Price”).

4. Representations and Warranties. The Seller represents and warrants to the Buyer that all of the representations and warranties set forth on Schedule 3 are true and correct in all respects as of the date of this agreement. Any damages stemming from a breach of this Agreement by the Seller shall be capped at the amount of the Adjusted Purchase Price and in no event shall the Seller be liable for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple. Seller shall not be liable under this agreement for any damages, losses or claims based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained on Schedule 3 of this Agreement if Buyer had actual or constructive knowledge of such inaccuracy or breach prior to the Effective Time. For purposes hereof, “Adjusted Purchase Price” shall mean the shares of VNUE common stock US dollar value of further VNUE shares issued by Buyer on behalf of Seller to settled debts referenced in Section 3, above. The Buyer represents and warrants to the Seller that all of the representations and warranties set forth on Schedule 4 are true and correct in all respects as of the date of this agreement. No Other Representations or Warranties, except for the representations and warranties contained in this Section 4, neither Buyer, Seller, Seller’s investors or shareholders, nor any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer or Seller.

5. Confidentiality. As further consideration for the Purchase Price, the Seller and the Buyer agree to abide by the confidentiality obligations set forth on Schedule 2.

6. Proration of Expenses. Any costs associated with operating the Business in the ordinary course, including but not limited to server and/or hosting costs, or similar charges, payable with respect to the period in which the Effective Time falls will be prorated based on the actual number of days applicable to the pre-Effective Time. The Seller will be liable for the prorated amount of all such expenses during the period through the Effective Time, and the Buyer will be liable for the prorated amount of all such expenses during the period after the Effective Time.

7. Certain Obligations of Seller. Seller agrees to provide necessary consulting resource, at Seller’s cost, to be completed within 30 days of Effective Time, to (a) transition necessary technology to VNUE banking information; Soundstr to assist on procuring outside development support to help update code to the latest (or forthcoming) Apple and/or Android mobile operating system release(s); (b) transfer development account/code ownership to VNUE; (c) and once these items are complete, provide reasonable and customary technical support for 90 days after items (a) through (d) are completed.

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8. Indemnification. Subject to the other terms and conditions of this Section 8, Buyer and Seller, including investors and/or shareholders, jointly and severally, shall defend, indemnify, and hold harmless each other from and against all claims, judgments, demands, and losses arising from or relating to:

A. any inaccuracy in or breach of any of the representations or warranties of Buyer or Seller, including investors and/or shareholders contained in this Agreement or any document to be delivered hereunder;

B. or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or Seller pursuant to this Agreement or any document to be delivered under this Agreement.

9. Survival. Except as otherwise provided in this agreement, the representations and promises of the parties contained in this agreement will survive (and not be affected in any respect by) the Effective Time for the applicable statute of limitations as well as any investigation conducted by any party and any information which any party may receive.

10. Further Actions. At any time and from time to time after the date of this agreement: (1) the Seller shall execute and deliver or cause to be executed and delivered to the Buyer such other instruments and take such other action, all as the Buyer may reasonably request, in order to carry out the intent and purpose of this agreement; and (2) the Buyer shall execute and deliver or cause to be executed and delivered to the Seller such other instruments and take such other action, all as the Seller may reasonably request, in order to carry out the intent and purpose of this agreement including but not limited to assistance in recommending potential desired tech and development resource, transferring of any assets, etc. for the period of 1 calendar year from execution date.

11. Governing Law; Venue. This agreement and the transactions contemplated hereby will be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws principles) of the State of New York~~.~~ Any suit, action, or other proceeding brought against any of the parties to this agreement or any dispute arising out of this agreement or the transactions contemplated hereby must be brought either in the courts sitting in New York County, New York, or in the United States District Court for the District of New York and by its execution and delivery of this agreement, each party accepts the jurisdiction of such courts and waives any objections based on personal jurisdiction or venue.

12. Assignment. No party may assign either this agreement or any of its rights, interests, or obligations hereunder without the prior written approval of each other party, except that the Buyer may assign any or all of its rights under this agreement, in whole or in part, without obtaining the consent or approval of any other party, (1) to any current or future affiliate of the Buyer, (2) to any entity into which the Buyer may be merged or consolidated, (3) in connection with any acquisition, restructuring, merger, conversion, or consolidation to which the Buyer may be a party, or (4) to a lender to the Buyer or its affiliates as collateral security for current or future obligations owed by the Buyer or its affiliates to the lender. Notwithstanding anything else herein to the contrary, an assignment set forth in items (1) through (4) of this Section 12 shall not be permitted, and shall require advanced written consent of the Seller, unless such assignee (by merger, operation of law or otherwise) expressly assumes the obligations and liabilities of the Seller hereunder. In the event of a liquidation, bankruptcy, dissolution, winding up of the Buyer or any sale of the Buyer (by merger, consolidation or otherwise) or sale of the Purchased Assets, the Buyer hereby grants to Seller (or one of Seller’s designees) a right of first offer and right of last offer to acquire the Purchased Assets (“Acquisition Option”). The Buyer shall provide the Seller with at least ten (10) days’ notice of any event set forth in the preceding sentences (the “Acquisition Notice”). The Seller shall be able to exercise its Acquisition Option by providing the Buyer with notice of its election to exercise such Acquisition Option within fifteen (15) days following receipt of the Acquisition Notice.

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13. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14. Notices. All notices and other communications under this agreement must be in writing and given by first class mail, return receipt requested, nationally recognized overnight delivery service, such as Federal Express, or personal delivery against receipt to the party to whom it is given, in each case, at the party’s address set forth in this section 13 or such other address as the party may hereafter specify by notice to the other parties given in accordance with this section. Any such notice or other communication will be deemed to have been given as of the date the applicable delivery receipt for such communication is executed as received or in the case of mail, three days after it is mailed.

If to the Seller:

MusicPlay Analytics, LLC.

325 E 8th St, 606

Cincinnati, OH 45202

Attention: Eron Bucciarelli-Tieger, CEO If to the Buyer:

VNUE, INC.

104 W. 29TH Street 11th Floor

New York, New York 10001

Attention: Zach Bair, CEO

15. Miscellaneous. This agreement contains the entire agreement between the parties with respect to the subject matter hereof and all prior negotiations, writings, and understandings relating to the subject matter of this agreement are merged in and are superseded and canceled by, this agreement. This agreement may not be modified or amended except by a writing signed by the parties. This agreement is not intended to confer upon any person or entity not a party (or their successors and permitted assigns) any rights or remedies hereunder. This agreement may be signed in any number of counterparts, each of which will be an original with the same effect as if the signatures were upon the same instrument, and it may be signed electronically. The captions in this agreement are included for convenience of reference only and will be ignored in the construction or interpretation hereof. If any date provided for in this agreement falls on a day which is not a business day, the date provided for will be deemed to refer to the next business day. Any provision in this agreement that is held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction will be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof; provided, however, that the parties will attempt in good faith to reform this agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent. The Exhibits and Schedules to this agreement are a material part of this agreement and are incorporated by reference herein.

[Signature page follows.]

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Each of the undersigned has caused this bill of sale and assignment and assumption agreement to be duly executed and delivered as of the date first written above.

BUYER:

VNUE, Inc.

By:
Name:	Zach Bair
Title:	CEO

SELLER:

MusicPlay Analytics, LLC

By:
Name:	Eron Bucciarelli-Tieger
Title:	CEO

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Schedule 1

Purchased Assets

“Purchased Assets” means all of Seller’s right, title and interest in, to and under the following assets of Seller, to the extent that such assets exist as of the Effective Time and exclusively relate to the Business, but specifically excluding the Excluded Assets:

a)

all books, records, mailing lists, customer lists, advertising and promotional materials, equipment and/or software maintenance records, and all other documents used by the Seller in the Soundstr Business (whether in hard copy or electronic form);

b)	All hardware developed and produced by Seller in storage within the US and China.

c)	all web and mobile code and all backups; d) all web and mobile code repository logins; e) all database and database logins;

f)	FTP and hosting account information;

g)	any and all relevant documentation;

h)	the trade name “Soundstr” and associated goodwill and all copyrights, patents, trademarks, trade secrets, and other intellectual property and associated goodwill (the “Intellectual Property Assets”);

i)	the internet domain name www.soundstr.com and all variants owned by the Seller and/or used in the Business;

j)	all social media accounts, including, without limitation Facebook, Google Plus, LinkedIn, Twitter and YouTube accounts, used in the Business; and

k)

All software code developed, prepared and written to support the operation of the any and all Soundstr applications, together with any build tools (e.g., compilers, linkers and other related tools), compile/link scripts, logic diagrams, program comments, installation scripts and other documentation and tools necessary for an ordinarily skilled programmer to understand and be able to create ports, updates or other modifications to such software code, or to recompile the same into fully functioning object code. Mobile applications also include any and all patent, copyright, trade secret, trademark and other intellectual property and other rights of every kind in such mobile applications, including, without limitation, end-user data, screen shots, video clips, sound bites, summaries of and excerpts from the mobile applications and other related assets.

l)	All content currently owned or licensed by Soundstr, related materials and intellectual property rights therein, including all supporting contracts and/or documentation representing the content.

m)	the Assumed Contracts

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“Excluded Assets” means all assets or properties of Seller and any of its Affiliates other than the Purchased Assets, including, without, limitation:

a) all cash, cash equivalents, bank accounts and securities of the Seller;

c) all contract or agreements of Seller that are not Assumed Contracts and Obligations;

e) the company seals, organizational documents, minute books, stock books, tax returns, books of account or other records having to do with the organization of Seller, all employee-related or employee benefit-related files or records, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable law and is required by applicable law to retain;

f) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

g) all tax assets (including duty and tax refunds and prepayments) of Seller or any of its affiliates; and

k) the rights which accrue or will accrue to Seller under this Agreement.

“Assumed Contracts and Obligations” means the following contracts that exist as of the Effective Time and exclusively relate to the Business: All user contracts, consumer users, email lists associated with users; online database users associated with the above, and specific debts that Buyer has agreed to resolve as part of this Agreement.

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Exhibit A to Schedule 1

Inventory

Soundstr Debt Breakdown

PAST DUE	AMOUNT	NOTES
D2M (Devices)	$42,371.82
Aron Price (Contractor)	$24,000.00
Syberry (Contractor)	$18,878.00
Credit Card	$17,694.14
Legal
Loeb & Loeb	$29,163.03
WHE	$20,498.70
CincyTech (closing)	$2,881.50
Thompson Hine	$4,000.00	This is the amount that could vary from $2--‐4,000
Gracenote	$75,000.00
Scroggins Grear	$2,250.00	Tax Preparation 2016
SJ Meyer & Associates	$1,000.00	Tax Preparation 2017
TOTAL	$234,487.19

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Exhibit B to Schedule 1

Inventory

[See attached.]

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Schedule 2

Confidentiality

1. The Buyer shall hold the Confidential Information in confidence and shall not use the Confidential Information for any purpose other than in furtherance of the Buyer’s operation of the Business without the Seller’s express written consent. The Seller and the Buyer recognize that Confidential Information involves one of the Seller’s valuable and unique assets. “Confidential Information” means information directly or indirectly involving the Business that is not available or open to the public generally and any information regarding the Seller that the Buyer has obtained during the course of the transaction.

2. The Seller and the Buyer each has carefully read and considered the provisions of this Schedule 2 and, having done so, agrees that the restrictions set forth herein are fair and reasonable given the terms and conditions of this agreement, the nature of the Seller’s and its affiliates’ business, the area in which the Seller and its affiliates market their products and services, and the consideration being provided pursuant to this agreement. In addition, the Seller and the Buyer each specifically agrees that the length, scope, and definitions used in the covenant not to compete and other restrictions set forth in this Schedule 2 are fair and reasonable.

3. The Seller and the Buyer each acknowledges and agrees that its breach of any of the agreements in this Schedule 2 would result in irreparable damage and continuing injury to the Buyer. Therefore, in the event of any breach or threatened breach of such agreements, the Seller and the Buyer each agrees that the Seller will be entitled to an injunction from any court of competent jurisdiction enjoining such person or entity from committing any violation or threatened violation of those agreements.

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Schedule 3

Representations and Warranties of the Seller

1. Authority. The Seller warrants that it has the authority to execute this Agreement and has appropriate approval from the Seller’s board of directors.

2. Consents. The Seller is not required to obtain the consent of any party to a contract or any governmental entity in connection with the execution, delivery, or performance by it of this agreement or the consummation of the transactions contemplated in this agreement.

3. Compliance with Laws. With respect to the operation of the Business by the Seller before the Effective Time, the Seller and its employees and officers are and at all times have been in compliance in all material respects with each law applicable to the Seller or to the operation of the Business.

4. Litigation. There are no claims or suits pending or, to the Seller’s knowledge, threatened by or against the Seller (1) relating to or affecting the Purchased Assets or (2) by or against any employee of the Seller relating to or affecting the Business or Purchased Assets. There are no judgments, decrees, orders, writs, injunctions, rulings, decisions, or awards of any court or governmental body to which the Seller is a party or is subject with respect to any of the Purchased Assets is subject.

5. Financial Information; Ordinary Course. The financial information the Seller provided to the Buyer is accurate, correct, and complete, is in accordance with the books and records of the Seller, and presents fairly the results of operation and financial condition of the Seller’s Business. The Seller has operated the Business in the ordinary course before the Effective Time.

6. Title; Condition of Purchased Assets. The Seller has good and marketable title to all of the Purchased Assets free and clear of all liens and encumbrances. Pursuant to this agreement, the Seller conveys to the Buyer good and marketable title to all of the Purchased Assets, free and clear of all liens and encumbrances, except for the assumed Contracts and Obligations. The Inventory is salable in the ordinary course of business and consists of items that are current, standard, and first-quality. All equipment and signs are in working order and the premises will pass all inspections necessary to conduct the Business.

7. Product Warranties. The Seller provides no express or implied warranty, indemnification, or guarantee to any of its customers at any time in excess of the warranty provided by the applicable product manufacturer. Each product sold or service rendered by the Seller is and has been sold or rendered, as applicable, in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller does not have any liability (and there is no basis for any present or future proceeding) for replacement or repair thereof or other damages, liabilities, or obligations in connection therewith.

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Schedule 4

Representations and Warranties of the Buyer

1. Authority. The Buyer warrants that it has the authority to execute this Agreement and has appropriate approval from the Buyer’s board of directors and has obtained all other requisite corporate approvals to enter into this Agreement and consummate the transaction contemplated hereunder. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada.

2. Consents; No Conflicts. The Buyer is not required to obtain the consent of any party to a contract or any governmental entity in connection with the execution, delivery, or performance by it of this agreement or the consummation of the transactions contemplated in this agreement. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of the Buyer; (b) result in a violation or breach of any provision of any law or governmental order applicable to the Buyer.

3. Compliance with Laws. With respect to the operation of the Business by the Seller before the Effective Time, the Seller and its employees and officers are and at all times have been in compliance in all material respects with each law applicable to the Seller or to the operation of the Business.

4. Solvency. Immediately after giving effect to the transactions contemplated hereby, the Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Seller. In connection with the transactions contemplated hereby, the Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5. Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Buyer’s knowledge, threatened against or by the Buyer or any affiliate of the Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

6. Independent Investigation. The Buyer has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. The Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth on Schedule 3 of this Agreement; and (b) neither the Seller nor any other individual or entity has made any representation or warranty as to the Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth on Schedule 3 of this Agreement.

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